SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1st, 2003

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-25271	77-0461529
(Commission File Number)	(IRS Employer Identification No.)

3420 Central Expressway Santa Clara, California	95051
(Address of principal executive offices)	(Zip code)

(408) 616-6500
(The Registrant’s telephone number)

(Former name or former address, if changed since last report)

ITEM 5: OTHER EVENTS	3

SIGNATURE	4

EXHIBIT INDEX

EXHIBIT 99.1    WARRANT

ITEM 5:    OTHER EVENTS.

On January 1st, 2003, Covad Communications Group, Inc., entered into an amendment to the Agreement for Broadband Internet Access (BIA) Services with AT&T Corp. The initial term of the amended Agreement ends September 1, 2005.

In connection with the amendment to the Agreement, Covad issued a warrant to AT&T giving AT&T the right to purchase up to three million shares of Covad’s common stock. Shares are issuable under the warrant at three different exercise prices, as set forth in the following table:

Exercise Price	Number of Shares
$0.94	1,000,000
$3.00	1,000,000
$5.00	1,000,000

The warrant has a seven year term and is fully vested, immediately exercisable and non-forfeitable. AT&T’s ability to purchase the warrant shares is completely independent from its performance under the Agreement. AT&T may only exercise the warrant, in whole or in part, by paying the per share exercise price to Covad. AT&T may resell shares issued upon exercise, or partial exercise, of the warrant pursuant to certain registration rights contained in the warrant.

Covad has determined that the warrant has an aggregate estimated value of approximately $3 million using the Black-Scholes valuation model. This amount will be recorded as a deferred customer incentive and will be recognized as a reduction of revenue over the term of the Agreement for Broadband Internet Access (BIA) Services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 7, 2003	By:	/s/ DOUG CARLEN
Doug Carlen, Assistant Secretary and Assistant General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Warrant